As filed with the Securities and Exchange Commission on December 10, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

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Range resources corporation

(Exact name of registrant as specified in its charter)

Delaware	34-1312571
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Throckmorton Street, Suite 1200 Fort Worth, Texas (Address of Principal Executive Offices)	76102 (Zip Code)

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Range Resources Corporation Amended and Restated

2019 Equity-Based Compensation Plan

(Full title of the plan)

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David P. Poole

Range Resources Corporation

100 Throckmorton Street

Suite 1200

Fort Worth, Texas 76102

(Name and address of agent for service)

(817) 869-4254

(Telephone number, including area code, of agent for service)

with copies of communications to:

Evan M. Malloy, Esq.

Kelly Hart & Hallman LLP

201 Main Street, Suite 2500

Fort Worth, Texas 76102-3126

(817) 332-2500

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	3,000,000	$6.81	$20,430,000	$2,228.91

(1) Represents shares issuable pursuant to the Range Resources Corporation Amended and Restated 2019 Equity-Based Compensation Plan (the “Plan”).

(2) The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457, based upon the average of the reported high ($7.06) and low ($6.56) sale prices of shares of the Common Stock on the New York Stock Exchange on December 3, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for purposes of registering an additional three million (3,000,000) shares of Common Stock of the Registrant that, as approved by the Registrant’s stockholders on May 13, 2020, will become issuable pursuant to the Plan upon the vesting of certain equity awards made to Plan participants. Previously, on May 30, 2019, the Registrant filed a Registration Statement on Form S-8 (No. 333-231834) registering for issuance eight million (8,000,000) shares of Common Stock pursuant to the terms of the Range Resources Corporation 2019 Equity-Based Compensation Plan, as approved by the Registrant’s stockholders on May 15, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipients of the applicable grants, as required by Rule 428 under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

Range Resources Corporation (the “Company”) hereby incorporates by reference, and makes a part hereof, the following documents previously filed with the Commission:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 27, 2020;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on May 1, 2020;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed with the Commission on August 3, 2020;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, filed with the Commission on October 29, 2020;

•	Current Report on Form 8-K filed with the Commission on February 28, 2020, relating to the Company’s 2019 financial results;

•	Current Report on Form 8-K filed with the Commission on May 1, 2020, relating to the Company’s first quarter 2020 financial results;

•	Current Report on Form 8-K filed with the Commission on May 13, 2020, relating to the Company’s submission of matters to a vote of security holders;

•	Current Report on Form 8-K filed with the Commission on August 4, 2020, relating to the Company’s second quarter 2020 financial results;

•	Current Report on Form 8-K filed with the Commission on October 30, 2020 relating to the Company’s third quarter financial results; and

•

The description of the Company’s common stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 27, 2020, including any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

The legality of the shares of Common Stock registered hereunder will be passed upon by David P. Poole, the Registrant’s Senior Vice President and General Counsel.  Mr. Poole is a current participant in the Plan, and he will be eligible to participate in the Plan in the future.

Item 6.  Indemnification of Directors and Officers

The Company is incorporated in the State of Delaware.  The Company’s Restated Certificate of Incorporation, as subsequently amended (the “Certificate”) provides mandatory indemnification to the fullest extent authorized by the Delaware General Corporation Law, as amended (“DGCL”), with respect to actions, suits or proceedings that a person was, is or is threatened to be made a party to by reason of the fact that he/she is or was a director or officer of the Company or while a director or officer was serving at the request of the Company in certain other capacities. The Company’s Amended and Restated Bylaws (the “Bylaws”) provide mandatory indemnification to the fullest extent authorized by the DGCL with respect to actions, suits, or proceedings that a person is party to, or threatened to be made a party to or otherwise involved in, by reason of the fact that he/she or a person of whom he/she is the legal representative is or was a director or officer of the Company, or by reason of the fact that he/she is or was a director or officer of the Company and serving in certain other capacities. The Company’s Bylaws include within this right to indemnification the right to be paid by the Company the expenses incurred in defending such a proceeding in advance of its final disposition; provided that, in certain circumstances, the person provides an undertaking to the Company to repay such expenses, if it is ultimately determined that such party was not entitled to indemnity by the Company. The Company maintains standard policies of insurance to protect itself and some or all of those persons entitled to indemnification or advance of expenses under the Bylaws, or otherwise permitted as a matter of law against any such expense, liability or loss.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of certain other entities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided that with respect to proceedings by or in the right of a corporation to procure a judgment in its favor, (a) a corporation may only indemnify such a person against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action and (b) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery, or such other court, shall deem proper.

Section 102 of the DGCL allows a corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or engaged in a transaction from which the director obtained an improper personal benefit.

The Company has entered into customary indemnification agreements with its directors and officers that provide them, in general, with customary indemnification in connection with their service to the Company or on its behalf.

The foregoing summaries are necessarily subject to the complete text of the statutes and the Company’s Certificate and Bylaws, as referred to above, and are qualified in their entirety by such reference.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.Exhibits

See the below Exhibit Index.

Item 9.  Undertakings

(a)The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 10th day of December, 2020.

RANGE RESOURCES CORPORATION
By:	/s/ JEFFrey L. VENTURA
Jeffrey L. Ventura
Chief Executive Officer and President (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Jeffrey L. Ventura	Chief Executive Officer and President, Director	December 10, 2020
Jeffrey L. Ventura	(principal executive officer)
/s/ mark s. scucchi	Senior Vice President and Chief Financial Officer	December 10, 2020
Mark S. Scucchi	(principal financial officer)
/s/ DORI A. GINN	Senior Vice President, Controller and	December 10, 2020
Dori A. Ginn	Principal Accounting Officer
/s/ Greg G. maxwell	Chairman of the Board	December 10, 2020
Greg G. Maxwell
/s/ BRENDA A. CLINE	Director	December 10, 2020
Brenda A. Cline
/s/ MARGARET K. DORMAN	Director	December 10, 2020
Margaret K. Dorman
/s/ JAMES M. FUNK	Director	December 10, 2020
James M. Funk
/s/ STEVEN D. GRAY	Director	December 10, 2020
Steven D. Gray

/s/ STEFFEN E. PALKO	Director	December 10, 2020
Steffen E. Palko

EXHIBIT INDEX

Exhibit No.	Description
4.1

Restated Certificate of Incorporation of Range Resources Corporation (incorporated by reference to Exhibit 3.1.1 to our Form 10-Q (File No. 001-12209) as filed with the Securities and Exchange Commission on May 5, 2004, as amended by the Certificate of First Amendment to Restated Certificate of Incorporation of Range Resources Corporation (incorporated by reference to Exhibit 3.1 to our Form 10-Q (File No. 001-12209) as filed with the Securities and Exchange Commission on July 28, 2005) and the Certificate of Second Amendment to Restated Certificate of Incorporation of Range Resources Corporation (incorporated by reference to Exhibit 3.1 to our Form 10-Q (File No. 001-12209) as filed with the Securities and Exchange Commission on July 24, 2008)

4.2

Amended and Restated By-laws of Range Resources Corporation (incorporated by reference to Exhibit 3.1 to our Form 8-K (File No. 001-12209) as filed with the Securities and Exchange Commission on May 19, 2016)

4.3

Range Resources Corporation Amended and Restated 2019 Equity-Based Compensation Plan (incorporated by reference to Exhibit A to our Definitive Proxy Statement for the 2020 Annual Meeting of Stockholders (File No. 001-12209) as filed with the Securities and Exchange Commission on April 3, 2020)

5.1*	Opinion of David P. Poole, Esq. regarding legality of Common Stock being offered
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of David P. Poole (included in legal opinion filed as Exhibit 5.1 hereto)
23.3*	Consent of Wright & Company, Inc., independent consulting engineers

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*Each document marked with an asterisk is filed herewith.